EXHIBIT 10.3

THE FIRST NATIONAL COMMUNITY BANK

AMENDED AND RESTATED

DIRECTORS’ AND OFFICERS' DEFERRED COMPENSATION PLAN

THE FIRST NATIONAL COMMUNITY BANK, whose principal office is located at 102 East Drinker Street, Dunmore, PA (“Bank”) hereby establishes this Amended and Restated Directors’ and Officers’ Deferred Compensation Plan effective January 1, 2005, for the purpose of promoting in its Directors and Officers the strongest interest in the successful operation of the Bank and to provide its Directors and Officers with deferred benefits upon retirement.

WITNESSETH:

WHEREAS, the Bank established a Directors’ and Officers’ Deferred Compensation Plan effective April 1, 1994 (“Plan”); and

WHEREAS, the Plan was subsequently amended effective July 1, 2003; and

WHEREAS, the Bank intends hereby to make certain modifications to the Plan to ensure its continuing compliance with all applicable provisions of the tax laws, including Internal Revenue Code Section 409A (“Section 409A”).

NOW, THEREFORE, effective January 1, 2005, the Plan is restated in its entirety as follows:

ARTICLE I

Definitions

1.1         Bonus Deferral Agreement – “Bonus Deferral Agreement” shall mean a written agreement between a Participant and the Bank, whereby a Participant agrees to defer a portion of bonus Compensation pursuant to the provisions of the Plan.

1.2         Compensation – “Compensation” shall mean a Director’s fee, including but not limited to, annual fees, meeting fees, committee fees, bonuses and other payments for services rendered by a Director to the Bank during a calendar year. With regard to Officers, Compensation shall include all salary and bonus amounts earned during a calendar year.

1.3         Deferral Agreement – “Deferral Agreement” shall mean a written agreement between a Participant and the Bank, whereby a Participant agrees to defer a portion of Compensation, excluding bonus Compensation, pursuant to the provisions of the Plan.

1.4         Disability – “Disability” shall mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.5         Distribution Election – “Distribution Election” shall mean a written agreement between a Participant and the Bank, whereby a Participant elects the method of payment of the amounts deferred by the Participant under the Plan.

1.6         Normal Retirement Date – “Normal Retirement Date” shall mean the date on which a Participant reaches age sixty (60) or the Participant’s Termination of Service, whichever is later.

1.7         Participant – “Participant” shall mean a Director or Officer of the Bank who has entered into a Deferral Agreement, Bonus Deferral Agreement and/or, under the terms of the Plan prior to this amendment and restatement, a Deferred Compensation Agreement, with the Bank.

1.8         Plan Year – “Plan Year” shall mean the calendar year.

1.9         Specified Employee – “Specified Employee” shall mean a key employee, as defined in Internal Revenue Code Section 416(i) (without regard to Internal Revenue Code Section 416(i)(5)), of the Bank.

1.10         Stated Deferral – “Stated Deferral” shall mean the amount of Compensation the Participant agrees to defer under a Deferral Agreement or Bonus Deferral Agreement, or had previously deferred under a Deferred Compensation Agreement.

1.11         Termination of Service – “Termination of Service” shall mean the Participant’s ceasing to serve as a Director or Officer of the Bank for any reason whatsoever, voluntary or involuntary; provided, however, that such shall be construed consistent with the definition of “separation from service” under Section 409A.

ARTICLE II

Eligibility

All Directors serving on the Bank’s Board of Directors shall be entitled to participate in the Plan as of the January 1 coincident with or next following the Director’s commencement of service on the Board. All Officers who have been employed at the beginning of a Plan Year for at least two (2) years in any capacity by the Bank and whose annualized pay for the Plan Year exceeds $40,000 shall be entitled to participate as of the January 1 coincident with or next following the Officer’s second anniversary date of employment with the Bank. Nothing shall preclude an individual from participating both as an Officer and a Director in this Plan. A Participant, including a newly eligible Participant, must execute a Deferral Agreement prior to the beginning of the Plan Year for which any part of the Participant’s Compensation is to be deferred.

ARTICLE III

Compensation Deferrals

3.1         Deferrals – Any election to defer Compensation hereunder shall be made no later than December 31 of the year prior to the Plan Year in which the Compensation to be deferred is earned; provided, however, that elections to defer bonuses constituting performance-based compensation under the rules of Section 409A shall be made no later than June 30 of the Plan Year with respect to which the bonus is earned. Notwithstanding the foregoing, an election to defer bonus Compensation cannot be made after such bonus Compensation has become both substantially certain to be paid and readily ascertainable in amount. Further, an election to defer bonus Compensation with respect to a Plan Year may be made only if the amount of, or entitlement to, the bonus Compensation is contingent on the satisfaction of organizational or individual performance criteria relating to the entire Plan Year in which the Participant performs services and such criteria are established in writing within the first ninety (90) days of the Plan Year, provided the outcome is substantially uncertain at the time the criteria are established.

3.2         Procedure for Deferral – The Participant shall make the elections provided for in Section 3.1 by executing a Deferral Agreement or a Bonus Deferral Agreement, as applicable, in the form provided by the Bank. The Deferral Agreement or Bonus Deferral Agreement shall set forth the Stated Deferral. The Stated Deferral shall be subtracted from the Compensation otherwise payable to the Participant during the Plan Year of the deferral; provided, however, that bonus Compensation shall in all events be paid, and any Stated Deferral amount relating to such bonus Compensation subtracted, after December 31 of the Plan Year in which the services giving rise to the bonus Compensation were performed. Further, all bonus Compensation shall be paid, and any Stated Deferral amount relating to such bonus Compensation subtracted, on or before March 15 of the year following the Plan Year in which the services giving rise to the bonus Compensation were performed. Deferral Agreement elections shall remain effective for future Plan Years, and shall become irrevocable as of December 31 of each immediately preceding Plan Year, until such time as the Participant changes the Stated Deferral by execution of another Deferral Agreement; provided, however, that any such change shall not be effective until the Plan Year following the year in which the new Deferral Agreement is made. A Participant must execute a Bonus Deferral Agreement every year for which any portion of bonus Compensation is to be deferred.

3.3         Limitation on Deferral –

Directors – A participating Director may defer up to 50% of Compensation in any Plan Year.

Officers – A participating Officer who has been employed at the beginning of a Plan Year for at least ten (10) years in any capacity by the Bank may defer up to 25% of Compensation for such Plan Year. Any other participating Officer may defer up to 15% of Compensation for the Plan Year.

Nothing shall preclude an individual from participating both as a Director and an Officer.

3.4         Election to Defer Irrevocable – A Participant’s election to defer Compensation shall be irrevocable during the period for which it is made; provided, however, that in the event of an unforeseeable emergency constituting a severe financial hardship of the Participant or the Participant’s beneficiary resulting from an illness or accident of the Participant or beneficiary, the Participant’s or beneficiary’s spouse or the Participant’s or beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or beneficiary’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary, the Participant, by written instructions to the Bank, may cancel future deferrals under the Plan. Subsequent to such cancellation, the Participant may elect to make additional deferrals upon filing a new Deferral Agreement setting forth the amounts to be deferred; provided, however, that any such new election will not be effective before the beginning of the Plan Year following the year in which such election is made.

ARTICLE IV

Deferred Compensation Accounts

4.1         Deferred Compensation Account – The Bank shall establish a bookkeeping account (“Deferred Compensation Account”) for each Participant which shall be credited with the Stated Deferral on the date such Compensation would have been paid to the Participant had no election to defer been made.

4.2         Interest on the Deferred Compensation Account – Each Participant’s Deferred Compensation Account shall be credited with interest on December 31 of each Plan Year on the amount in the Participant’s Deferred Compensation Account as of said December 31. In addition, any Stated Deferral of bonus Compensation relating to services performed during the Plan Year and paid after December 31 of the Plan Year shall be credited with interest for the period of the Plan Year.

4.3         Interest Rate − The rate of interest credited on the amounts described in Section 4.2 shall be 200% of the one-year Treasury Bill rate in effect not more than thirty (30) days nor less than fifteen (15) days prior to the last day of the Plan Year to which the interest applies; provided, however, that in no event shall the rate be less than 8% per annum. Beginning with the sixth Plan Year of a Participant’s participation in the Plan, the rate of interest shall be increased to 1% above the rate determined under the foregoing formula or 9%, whichever is greater.

4.4         Purpose of Deferred Compensation Account – The purpose of the Deferred Compensation Account shall be to determine the amount of benefits to be paid to the Participant at times hereinafter specified, and the Bank shall not segregate any asset in order to satisfy any obligations under the Plan. A Participant’s Deferred Compensation Account shall not constitute nor be treated as a trust fund of any kind. It is expressly understood that all amounts credited to any Deferred Compensation Account shall be for the sole and exclusive purpose of bookkeeping; that all amounts shall remain the sole property of the Bank; and that the Participant shall have no ownership rights thereto. The Participant’s rights are expressly limited to the right to receive payments as hereinafter provided, and the Participant’s rights with respect thereto are merely those of a general unsecured creditor of the Bank.

4.5         Vesting – Each Participant shall at all times be one hundred percent (100%) vested in the Participant’s Deferred Compensation Account.

ARTICLE V

Payment of Benefits

5.1         Election as to Method of Payment – On or before the date of the Participant’s first Stated Deferral election pursuant to a Deferral Agreement or a Bonus Deferral Agreement executed after January 1, 2006, the Participant must complete and submit to the Bank a Distribution Election electing one of the following methods of payment of the Participant’s entire Deferred Compensation Account:

a.         Equal annual payments for five (5) years.

b.         Equal annual payments for ten (10) years.

c.         Equal annual payments for fifteen (15) years.

d.         Equal annual payments for twenty (20) years.

e.         Equal annual payments for twenty-five (25) years.

f.         Equal annual payments for thirty (30) years.

g.         Equal monthly payments for sixty (60) months.

h.         Equal monthly payments for one hundred twenty (120) months.

i.         Equal monthly payments for one hundred eighty (180) months.

j.         Equal monthly payments for two hundred forty (240) months.

k.         Equal monthly payments for three hundred (300) months.

l.         Equal monthly payments for three hundred sixty (360) months.

m.         Single lump sum payment.

Notwithstanding the foregoing, a Participant may not make any election that would have the effect of deferring payment to a later year of an amount that would otherwise be payable in 2006 or that would have the effect of causing a payment to be made in 2006 that would otherwise be paid after 2006, and any such purported election by a Participant shall be ineffective to the extent of any such proscribed acceleration or postponement. Any financial health payment triggers are hereby voided for all Deferred Compensation Account amounts, regardless of when credited. A separate election from among the foregoing options may be made on the Distribution Election by a Participant for payments in the event of the Participant’s Disability.

5.2         Change in Election of Payment Method – A Participant may change a distribution election established pursuant to Section 5.1 with respect to the Participant’s entire Deferred Compensation Account, and earnings thereon, provided that such change (i) may not take effect until at least twelve (12) months after the date on which the new election is made; (ii) defers payment for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) in the case of any election related to a payment based upon a specified time or fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment. For purposes of changing a Participant’s distribution election, if the Participant had elected an installment form of payment, the installments shall be treated as a single payment occurring on the date of the first installment, and subject to the other rules for changes in distribution elections as set forth above, the Participant may elect to receive a lump sum payment five years after the first installment payment would otherwise have been made.

5.3         Amount of Payments – A Participant electing installment payments shall receive equal monthly or annual installments over the period elected pursuant to Section 5.1, the amount of such payments being determined by annuitizing the Participant’s Deferred Compensation Account, including interest at an annual rate as established under Section 4.3 until such account is fully paid.

5.4         Time of Payments – The benefit payments to be made pursuant to a Participant’s election shall begin on the first business day of the month after the Participant’s Normal Retirement Date. Notwithstanding the foregoing, in the event that the Participant is determined to be a Specified Employee, any payment that is made on account of a Termination of Service shall be delayed until the first business day of the month after six months from the date of the Participant’s Termination of Service. In the event that any installment payments are delayed pursuant to this Section 5.4, such delayed payments will be accumulated and paid in one lump sum on the delayed payment date and any remaining payments shall be made in accordance with the otherwise applicable schedule of payments.

5.5         Recipients of Payments: Designation of Beneficiary – All payments to be made pursuant to this Plan shall be made to the Participant, if living. If a Participant dies before receiving all payments the Participant would be entitled to receive, all remaining payments shall be paid to the designated beneficiary or beneficiaries of the Participant. The participant shall designate a beneficiary by filing a written notice of such designation with the Bank in such form as the Bank prescribes. A Participant may change a beneficiary designation at any time. The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or in the event of dissolution of marriage, if the beneficiary is the Participant’s spouse. If no designation is in effect when benefits due under this Plan are payable, the beneficiary shall be the Participant’s spouse, if living, and if the spouse is deceased, the legal representative of the Participant’s estate. Any payments made pursuant to this paragraph shall begin within sixty (60) days after the Participant’s death.

5.6         Pre-Retirement Death Benefit – If a Participant’s Termination of Service prior to the Normal Retirement Date is due to death, the Participant’s beneficiary, or the legal representative of the Participant’s estate if no beneficiary designation is in effect, shall be paid the Participant’s Deferred Compensation Account as of the date of death, together with interest as provided in Section 5.3, pursuant to the election made by the Participant in Section 5.1 or, if applicable, Section 5.2. Payment of the Participant’s Deferred Compensation Account in the event of the Participant’s death prior to the Normal Retirement Date shall begin within sixty (60) days after the Participant’s death.

5.7         Hardship Distribution – Upon the Bank’s determination (following petition by the Participant) that the Participant has suffered an unforeseeable emergency, as described in Section 3.4, the Participant shall be paid all or a portion of the Participant’s Deferred Compensation Account balance, as determined by the Bank, but in no event shall the distribution amount exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). A distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation of such assets would not cause severe financial hardship) or by cessation of deferrals under Section 3.4, and determination of the amount reasonably necessary to satisfy the emergency need shall take into account any additional compensation available to the Participant as a result of a cessation of deferrals.

5.8         Disability Distribution – Upon certification by the Bank of a Participant’s Disability, as defined in Section 1.4, prior to the Normal Retirement Date, the Participant will receive payment of the Participant’s Deferred Compensation Account pursuant to the method elected by the Participant for distributions in the event of Disability. Payment of the Participant’s Deferred Compensation Account in the event of the Participant’s Disability prior to the Normal Retirement Date shall commence beginning the first day of the month following certification of the Participant’s Disability.

5.9         De Minimis Distributions – Notwithstanding anything in this Plan to the contrary, upon a Participant’s Termination of Service, the entire amount of the Participant’s Deferred Compensation Account will be paid in a lump sum on or before the later of (i) December 31 of the calendar year in which the Termination of Service occurs or (ii) the fifteenth day of the third month following the Participant’s Termination of Service, provided the amount of the Participant’s Deferred Compensation Account on such payment date does not exceed ten thousand dollars ($10,000) and such payment is accompanied by the termination of the Participant’s entire interest in the Plan and in any similar arrangement constituting a non-qualified deferred compensation plan under Section 409A. Furthermore, if a Participant’s Deferred Compensation Account balance exceeds ten thousand dollars ($10,000) at the time payments are to commence under the otherwise applicable terms of the Plan, the entire amount of the Participant’s Deferred Compensation Account will be paid in a lump sum at that time, provided the amount of the Participant’s Deferred Compensation Account on such date does not exceed twenty-five thousand dollars ($25,000).

5.10         Plan Failure – Notwithstanding anything in this Plan to the contrary, in the event that a Participant must include in income any portion of the Participant’s Deferred Compensation Account as a result of the Plan’s failure to meet the requirements of Section 409A, distribution of the amount so includible shall be made to the Participant within sixty (60) days after the Bank determines that such a failure has occurred and that such income inclusion is necessary.

ARTICLE VI

Funding and Life Insurance

6.1         Funding – The Bank’s obligation under the Plan shall be an unfunded and unsecured promise to pay. The Bank shall not be obligated to fund any obligations arising hereunder, but the Bank may, in its sole discretion, elect to segregate assets for the purpose of paying Plan benefits. Any such assets shall remain solely the property of the Bank until paid to the Participant or the Participant’s beneficiary.

6.2         Insurance Policies – The Bank in its discretion may apply for and procure, as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such form as the Bank may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Bank shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Bank has applied for insurance. The rights of the Participant, or the Participant’s beneficiary or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Bank. Any insurance policy or other assets acquired by or held by the Bank in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, or the Participant’s beneficiary or estate, or to be security for the performance of the obligations of the Bank, but shall be and remain, a general, unpledged and unrestricted asset of the Bank.

ARTICLE VII

Administration and Interpretation of the Plan

7.1         Administrative Committee – The Board of Directors shall appoint an Administrative Committee comprising the same persons serving on the Retirement (Profit Sharing) Plan Committee to administer and interpret the Plan. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee may adopt rules and regulations relating to the administration of the Plan as it may deem necessary.

7.2         Claims Procedure – If a Participant or a Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee. The Administrative Committee shall notify the Claimant within sixty (60) calendar days (forty-five (45) calendar days in the event of a claim for Disability payments) of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of such period stating that special circumstances require an extension of the time for decision, as well as the date by which a decision is expected. In no event may such an extension exceed an additional sixty (60) calendar days (thirty (30) calendar days for Disability claims). The notice of the Administrative Committee’s decision shall be in writing, sent by mail to the Claimant’s last known address, and, if a denial of the claim, must contain the following information:

a.         the specific reasons for the denial;

b.         a specific reference to pertinent provisions of the Plan upon which the denial is based; and

c.         if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and an explanation of the claims review procedure.

7.3         Review Procedure – A Claimant is entitled to request a review of any denial of a claim by the Administrative Committee. The request for review must be submitted in writing within sixty (60) days (one hundred eighty (180) days for Disability claims) of receipt of the notice of the denial. Absent a request for review within such period, the claim will be deemed to be conclusively denied. The Claimant or the Claimant’s representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing. If the request for review by a Claimant concerns the interpretation and application of the provisions of the Plan and the Bank’s obligations, then the review shall be conducted by a separate committee consisting of three persons designated or appointed by the Administrative Committee. The separate committee shall afford the Claimant a hearing and the opportunity to review all pertinent documents and submit issues and comments orally and in writing and shall render a review decision in writing, all within sixty (60) days (forty-five (45) days for Disability claims) after receipt of a request for review, provided that, in special circumstances (such as the necessity of holding a hearing) the committee may extend the time for decision by not more than sixty (60) days upon written notice to the Claimant. The Claimant shall receive written notice of the separate committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

ARTICLE VIII

Taxes

The Company shall deduct from all payments made hereunder all applicable federal and state taxes required by law to be withheld from such payments.

ARTICLE IX

Governing Law

The Plan shall be construed according to the laws of the Commonwealth of Pennsylvania. Further, the provisions of this Plan shall be construed consistent with Section 409A and all applicable guidance thereunder so as not to result in the inclusion in the Participant’s income of any benefit under this Plan by reason of the application of such section.

ARTICLE X

Forms of Communication

Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Bank shall be made in writing and in such form as the Bank shall prescribe. Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Bank’s office at 102 East Drinker St., Dunmore, PA 18512.

ARTICLE XI

Effect on Other Bank Benefit Plans

Nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit sharing, group bonus or other supplemental compensation or fringe benefit plans constituting a part of the Bank’s existing or future compensation structure.

ARTICLE XII

Assignment or Pledge

The Participant’s Deferred Compensation Account and any amount payable at any time pursuant to this Plan shall not be assignable or subject to pledge or hypothecation nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise except to the extent as provided by law. Upon the occurrence of any event in violation or attempted violation of this paragraph, any payments thereafter payable hereunder shall, in the sole discretion of the Bank, be subject to cancellation; whereupon, the Bank may, but need not, make such payments to someone else deemed by it to be a natural object of the bounty of the Participant.

ARTICLE XIII

Continuation as Director or Officer

Neither this Plan nor the payment of any benefits hereunder shall be construed as giving to the Participant any rights to be retained as a member of the Board of Directors or continue as an Officer of the Bank.

ARTICLE XIV

Plan Termination

The Bank is instituting this Plan upon the assumption that certain existing tax laws will continue in effect in substantially their current form. If there are any changes in the laws relating to the allowance of tax-free accumulation of earnings within a life insurance policy, the income tax-free payment of proceeds from life insurance policies or the deduction from income of interest payments on certificates of deposits issued by banking institutions, the Bank shall have the option to terminate or modify this Plan; provided, however, that in the event of such a Plan termination, a Participant shall receive payment of amounts credited to the Participant’s Deferred Compensation Account under the same terms and conditions as though the Plan were still in effect. In addition, the Bank may terminate the Plan in its discretion and distribute Participants’ Deferred Compensation Accounts in the following circumstances: (i) within twelve (12) months of a corporate dissolution taxed under Internal Revenue Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that each Participant’s Deferred Compensation Account is distributed by the later of the end of the Plan Year in which the Plan termination occurs or the first Plan Year in which such distribution is administratively practicable; (ii) within the thirty (30) days preceding or the twelve (12) months following a change in control (as defined under Section 409A) of the Bank, provided that all substantially similar arrangements sponsored by the Bank are terminated, such that each Participant and all participants under any substantially similar arrangements will receive all amounts of deferred compensation and earnings under the terminated arrangements within twelve (12) months of the date of termination of the arrangements; or (iii) where (a) all arrangements that would be (if a Participant also participated in such other arrangements) aggregated with the Plan for purposes of Section 409A are also terminated; (b) no payments other than payments that would otherwise have been made under the Plan or other arrangements (had they not been terminated) are made within twelve (12) months of their terminations; (c) all amounts payable under the Plan and the other arrangements are distributed within twenty-four (24) months of their terminations; and (d) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under the rules of Section 409A (if any individual participated in more than one such arrangement) at any time within five (5) years following the date of termination of the Plan.

ARTICLE XV

Modification

Any changes to the Plan must be in writing and executed by an authorized representative of the Bank.

ARTICLE XVI

Captions

The captions at the head of an Article or a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

ARTICLE XVII

Severability

The invalidity of any provision of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

Dated this ____ day of _______________, 2006.

THE FIRST NATIONAL COMMUNITY BANK

By: ____________________________________

Signature

_____________________________________

Print Name

______________________________________

Title

                  _______________________________

                  Secretary

                  :192030

FIRST AMENDMENT TO THE FIRST NATIONAL COMMUNITY BANK AMENDED AND RESTATED DIRECTORS’ AND OFFICERS’

DEFERRED COMPENSATION PLAN

This Amendment to The First National Community Bank (“Bank”) Amended and Restated Directors’ and Officers’ Deferred Compensation Plan is made this 28th day of March, 2007.

WHEREAS, The First National Community Bank established a Directors’ and Officers’ Deferred Compensation Plan (“the Plan”) effective April 1, 1994, for the purpose of promoting in its Directors and Officers the strongest interest in the successful operation of the Bank and to provide the Directors and Officers with deferred benefits upon retirement;

WHEREAS, the Plan was subsequently amended on July 1, 2003;

WHEREAS, to make certain modifications to the Plan to ensure its continuing compliance with all applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder, the Plan, effective January 1, 2005, was restated in its entirety;

WHEREAS, the Bank wishes to clarify certain provisions of the Amended and Restated Directors’ and Officers’ Deferred Compensation Plan;

NOW, THEREFORE, in accordance with Article XV of Amended and Restated Directors’ and Officers’ Deferred Compensation Plan, the Plan is amended, effective the date hereof, as follows:

1.          Article IV, Deferred Compensation Accounts, Section 4.3 Interest Rate shall be amended to read as follows:

4.3          Interest Rate- The rate of interest credited on the amounts described in Section 4.2 shall be 200% of the one-year Treasury Bill rate in effect not more than thirty (30) days nor less than fifteen (15) days prior to the last day of the Plan Year to which the interest applies; provided, however, that in no event shall the rate be less than 8% per annum. Beginning with the sixth Plan Year of a Participant’s participation in the Plan, the rate of interest shall be increased to 1% above the rate determined under the foregoing formula or 9%, whichever is greater.

Upon the retirement of a director or officer, interest shall continue to accrue in accordance with paragraphs 4.2 and this 4.3.

2.         Article V Payments of Benefits, Section 5.1 shall be amended in its entirety to read as follows:

5.1         Election as to Method of Payment – On or before the date of the Participant’s first Stated Deferral election pursuant to a Deferral Agreement or a Bonus Deferral Agreement executed after January 1, 2006, the Participant must complete and submit to the Bank a Distribution Election electing one of the following methods of payment of the Participant’s entire Deferred Compensation Account:

a.	Annual payments for five (5) years.
b.	Annual payments for ten (10) years.
c.	Annual payments for fifteen (15) years.
d.	Annual payments for twenty (20) years.
e.	Annual payments for twenty-five (25) years.
f.	Annual payments for thirty (30) years.
g.	Monthly payments for sixty (60) months.
h.	Monthly payments for one hundred twenty (120) months.
i.	Monthly payments for one hundred eighty (180) months.
j.	Monthly payments for two hundred forty (240) months.
k.	Monthly payments for three hundred (300) months.
l.	Monthly payments for three hundred sixty (360) months.
m.	Single lump sum payment.

Notwithstanding the foregoing, a Participant may not make any election that would have the effect of deferring payment to a later year of an amount that would otherwise be payable in 2006 or that would have the effect of causing a payment to be made in 2006 that would otherwise be paid after 2006, and any such purported election by a Participant shall be ineffective to the extent of any such proscribed acceleration or postponement. Any financial health payment triggers are hereby voided for all Deferred Compensation Account amounts, regardless of when credited. A separate election from among the foregoing options may be made on the Distribution Election by a Participant for payments in the event of the Participant’s Disability.

3.         Article V Payments of Benefits, Section 5.3 Amount of Payments shall be amended as follows:

5.3         Amount of Payments          -- Each year after interest is credited to a Participant’s account under Section 4.2, the amount of a Participant’s monthly payments or annual installments shall be recalculated to reflect the current interest credited. A Participant electing installment payments shall receive monthly or annual installments over the period elected pursuant to Section 5.1, the amount of such payments being determined by annuitizing the Participant’s Deferred Compensation Account after considering the current year interest crediting.

4.         The Distribution Election, as defined in Section 1.5, shall be amended to reflect the amendment of Section 5.1 by removing the word “equal” from the election of payments.

Robert J. Mancuso

SECOND AMENDMENT TO THE FIRST NATIONAL COMMUNITY BANK AMENDED AND RESTATED DIRECTORS’ AND OFFICERS’

DEFERRED COMPENSATION PLAN

This Amendment to The First National Community Bank (“Bank”) Amended and Restated Directors’ and Officers’ Deferred Compensation Plan is made this 25th day of March, 2009.

WHEREAS, The First National Community Bank established a Directors’ and Officers’ Deferred Compensation Plan (“the Plan”) effective April 1, 1994, for the purpose of promoting in its Directors and Officers the strongest interest in the successful operation of the Bank and to provide the Directors and Officers with deferred benefits upon retirement;

WHEREAS, the Plan was amended and restated on January 1, 2005 and subsequently amended on March 28, 2007;

WHEREAS, the Bank wishes to clarify a provision of the Amended and Restated Directors’ and Officers’ Deferred Compensation Plan;

NOW, THEREFORE, in accordance with Article XV of Amended and Restated Directors’ and Officers’ Deferred Compensation Plan, the Plan is amended, effective the date hereof, as follows:

1.          Article IV, Deferred Compensation Accounts, Section 4.2 Interest on the Deferred Compensation Amount shall be amended to read as follows:

4.2 Interest on the Deferred Compensation Amount – Each Participant’s Deferred Compensation Account shall be credited with interest on December 31st of each Plan Year on the amount in the Participant’s Deferred Compensation Account as of December 31st ; provided that if any withdrawals, for any reason, are made from the Participant’s Account throughout the Plan Year the amount of such withdrawal is not taken into account in determining the balance of the Participant’s Account as of December 31st for the calculation of interest. Any Stated Deferral of bonus Compensation relating to services performed during the Plan Year and paid after December 31st of the Plan Year shall be credited with interest for the period of the Plan Year. Should a Participant die, each Participant’s Deferred Compensation Account shall be credited with interest as of the Participant’s date of death on the amount in the Participant’s Deferred Compensation Account as of the Participant’s date of death; provided that if any withdrawals, for any reason, are made from the Participant’s Account during the Plan Year but prior to death the amount of such withdrawal is not taken into account in determining the balance of the Participant’s Account as of the date of death.

Robert J. Mancuso

THIRD AMENDMENT TO THE FIRST NATIONAL COMMUNITY BANK AMENDED AND RESTATED DIRECTORS’ AND OFFICERS’ DEFERRED COMPENSATION PLAN

This Amendment to the First National Community Bank (the “Bank”) Amended and Restated Directors’ and Officers’ Deferred Compensation Plan (the “Plan”) is made this 29th day of December, 2010.

WHEREAS, the Bank established the Plan effective April 1, 1994, for the purpose of promoting in its Directors and Officers the strongest interest in the successful operation of the Bank and to provide the Directors and Officers with deferred benefits upon retirement;

WHEREAS, the Plan was amended and restated on January 1, 2005 and subsequently amended on March 28, 2007 and December 25, 2009;

WHEREAS, the Bank wishes to modify the rate of interest to be credited to Deferred Compensation Accounts under the Plan;

WHEREAS, interest is credited to Deferred Compensation Accounts on December 31st of each Plan Year;

WHEREAS, the Bank wishes to modify the rate of interest to be credited with respect to the entire 2010 Plan Year and for Plan Years thereafter;

NOW, THEREFORE, in accordance with Article XV of Amended and Restated Directors’ and Officers’ Deferred Compensation Plan, the Plan is amended, effective for the 2010 Plan Year and for Plan Years thereafter, as follows:

1.    Article IV, Deferred Compensation Accounts, Section 4.3 Interest Rate shall be amended to read as follows—

4.3         Interest Rate – The rate of interest credited on the amounts described in Section 4.2 for the Plan Year ending December 31, 2010 and for Plan Years thereafter shall be equal to the sum of (i) 1% and (ii) the average of the one-year Treasury Bill rates in effect on and between December 1 and December 15 of the Plan Year to which the rate of interest applies.

Upon the retirement of a director or officer, interest shall continue to accrue in accordance with paragraphs 4.2 and this 4.3.

2.    In all other respects, the terms of the Plan are hereby affirmed.

FOURTH AMENDMENT TO THE
FIRST NATIONAL COMMUNITY BANK

AMENDED AND RESTATED DIRECTORS’ AND OFFICERS’ DEFERRED COMPENSATION PLAN

THIS FOURTH AMENDMENT to the First National Community Bank Amended and Restated Directors’ and Officers’ Deferred Compensation Plan (the “Plan”) is made this 15th day of January, 2017, by FNCB Bank (the “Bank”), formerly known as First National Community Bank, a state-chartered bank organized and existing under the laws of the Commonwealth of Pennsylvania.

RECITALS:

WHEREAS, First National Community Bank established the initial plan on April 1, 1994, and subsequently amended and restated the Plan on January 1, 2005, with further amendments on March 28,

2007; December 25, 2009; and December 29, 2010; and

WHEREAS, First National Community Bank converted to a Pennsylvania state-chartered bank and changed its name to FNCB Bank on June 29, 2016; and

WHEREAS, the conversion and name change will have no impact on the Plan and the Bank will continue to perform all obligations under the Plan as the plan sponsor; and

WHEREAS, the Bank has the authority to amend the Plan under Article X; and

WHEREAS, the Bank now deems it desirable to amend the Plan to: (i) reflect the change of sponsorship of the Plan from First National Community Bank to the Bank; (ii) revise Plan eligibility requirements; and (iii) modify the rate of interest to be credited with respect to the entire 2017 Plan Year and for Plan Years thereafter;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. By renaming the Plan the “FNCB Bank Amended and Restated Directors’ and Officers’ Deferred

Compensation Plan;”

2. By deleting the phrase “First National Community Bank Amended and Restated Directors’ and Officers’ Deferred Compensation Plan” and inserting in its place “FNCB Bank Amended and Restated Directors’ and Officers’ Deferred Compensation Plan” wherever the former phrase occurs in the Plan;

3. By deleting the phrase “First National Community Bank” and inserting in its place “FNCB Bank”

wherever the former phrase occurs in the Plan.

4. By amended and restating Article II in its entirety as follows:

ARTICLE II Eligibility

All Directors serving on the Bank’s Board of Directors shall be entitled to participate in the Plan as of the January 1 coincident with or next following the Director’s commencement of service on the

Board. All Officers who are eligible to participate in the Bank’s Executive Incentive Plan and who have been employed at the beginning of a Plan Year for at least two (2) years shall be entitled to participate in the Plan as of the January 1 coincident with or next following the Officer’s second anniversary date of employment with the Bank. Nothing shall preclude an individual from participating both as an Officer and a Director in this Plan. A Participant, including a newly eligible Participant, must execute a Deferral Agreement prior to the beginning of a Plan Year for which any part of the Participant’s Compensation is to be deferred.

5. By amending and restating Section 4.3 in its entirety as follows:

4.3 Interest Rate – The rate of interest credited on the amounts described in Section 4.2 for the Plan Year ending December 31, 2017, and for all subsequent Plan Years, shall be a rate determined by the Bank in its sole and absolute discretion. The Bank shall review the interest rate described in this section on an annual basis at the end of each Plan Year and may prospectively change the rate for a subsequent Plan Year(s).

Except as otherwise amended by this Fourth Amendment, all provisions of the Plan shall remain in full force and effect and the Plan and this Fourth Amendment shall be construed together and considered one and the same agreement.

IN WITNESS WHEREOF, the Bank executes this Fourth Amendment as of the date first written above.

FNCB BANK:

By: ________________________________

Printed Name: _______________________________

Title:          ____________________________

FIFTH AMENDMENT

TO THE

FNCB BANK AMENDED AND RESTATED DIRECTORS’ AND OFFICERS’ DEFERRED COMPENSATION PLAN

         THIS FIFTH AMENDMENT to the FNCB Bank Amended and Restated Directors’ and Officers’

Deferred Compensation Plan (the “Plan”) is made November 30, 2022, by FNCB Bank (the “Bank”), a statechartered bank organized and existing under the laws of the Commonwealth of Pennsylvania.

RECITALS:

A.    The Plan was established on April 1, 1994, and subsequently amended and restated on January 1, 2005, with further amendments on March 28, 2007; December 25, 2009; December 29, 2010; and February 22, 2017.

       B.    The Bank changed its name from First National Community Bank to FNCB Bank on June 29, 2016.

       C.    The Bank has the authority to amend the Plan under Article X.

       D.    The Bank desires to amend the Plan to modify the Disability definition.

              NOW, THEREFORE, the Plan is hereby amended as follows:

Section 1.4 is deleted in its entirety and replaced with the following:

1.4 Disability – “Disability” shall be defined as a condition of a Participant whereby he or she either: (a) has been deemed disabled by the Social Security Administration or (b) determined to be disabled in accordance with a disability insurance program of the Bank that covers the Participant, provided that the definition of disability applied under such disability insurance program complies with Code Section 409A. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or insurance provider’s determination.

Section 5.8 is deleted in its entirety and replaced with the following:

5.8 Disability Distribution – Upon a Participant’s Disability, as defined in Section 1.4, prior to the Normal Retirement Date, the Participant will receive payment of the Participant’s Deferred Compensation Account pursuant to the method elected by the Participant for distributions in the event of a Disability. Payment of the Participant’s Deferred Compensation Account in the event of the Participant’s Disability prior to the Normal Retirement Date shall commence on the first day of the month following the Participant’s Disability determination.

Except as otherwise amended by this Fifth Amendment, all provisions of the Plan shall remain in full force and effect and the Plan and all amendments shall be construed together and considered one and the same agreement.

The Bank executes this Fifth Amendment as of the date first written above.

FNCB BANK:

         By: ________________________________

        Printed Name:

        Title: ________________________________